Exhibit 10.6
PORTIONS OF CERTAIN EXHIBITS TO THIS AGREEMENT HAVE BEEN OMITTED AND WILL BE FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST
EMPLOYMENT AGREEMENT
DATED AS OF JANUARY 29, 2010
BETWEEN JEROME ROSSI AND THE TJX COMPANIES, INC

-i-

JEROME ROSSI
EMPLOYMENT AGREEMENT
     AGREEMENT dated as of January 29, 2010 between Jerome Rossi (“Executive”) and The TJX Companies, Inc., a Delaware corporation whose principal office is in Framingham, Massachusetts 01701 (the “Company”).
RECITALS
     The Company and Executive intend that Executive shall be employed by the Company on the terms set forth below and, to that end, deem it desirable and appropriate to enter into this Agreement.
AGREEMENT
     The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:
     1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective as of January 29, 2010 (the “Effective Date”). Upon effectiveness of this Agreement on the Effective Date, the Employment Agreement between the Company and the Executive dated as of January 28, 2007 (as amended, the “Prior Agreement”) shall terminate and be of no further force and effect. Subject to earlier termination as provided herein, Executive’s employment hereunder shall continue on the terms provided herein until January 28, 2012 (the “End Date”). The period of Executive’s employment by the Company from and after the Effective Date, whether under this Agreement or otherwise, is referred to in this Agreement as the “Employment Period,” it being understood that nothing in this Agreement shall be construed as entitling Executive to continuation of his employment beyond the End Date and that any such continuation shall be subject to the agreement of the parties. This Agreement is intended to comply with the applicable requirements of Section 409A and shall be construed accordingly.
     2. SCOPE OF EMPLOYMENT.
     (a) Nature of Services. Executive shall diligently perform such duties and assume such responsibilities as shall from time to time be specified by the Company.
     (b) Extent of Services. Except for illnesses and vacation periods, Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) subject to approval by the Company (which approval shall not be unreasonably withheld or withdrawn), participate in charitable or community activities or in trade or professional organizations, or (iii) subject to approval by the Company (which approval shall not be unreasonably withheld or withdrawn), hold directorships in public companies, except only that the Company shall have the right to limit such services as a director or such participation in charitable or community activities or in trade or professional organizations whenever the Company shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.
     3. COMPENSATION AND BENEFITS.
     (a) Base Salary. Executive shall be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive’s Base Salary shall be paid shall be $700,000 per year or such other rate (not less than $700,000 per year) as the Committee may determine after Committee review not less frequently than annually.
     (b) Existing Awards. Reference is made to outstanding awards to Executive of stock options and of performance-based restricted stock made prior to the Effective Date under the Company’s Stock Incentive Plan (including any successor, the “Stock Incentive Plan”), to the award opportunity granted to Executive for FYE 2010 under the Company’s Management Incentive Plan (“MIP”), and to award opportunities granted to Executive under the Company’s Long Range Performance Incentive Plan (“LRPIP”) for cycles beginning before the Effective Date. Each of such awards outstanding immediately prior to the Effective Date shall continue for such period or periods and in accordance with such terms as are set out in the applicable grant, award certificate, award agreement and other governing documents relating to such awards and shall not be affected by the terms of this Agreement except as otherwise expressly provided herein.
     (c) New Stock Awards. Consistent with the terms of the Stock Incentive Plan, during the Employment Period, Executive will be entitled to stock-based awards under the Stock Incentive Plan at levels commensurate with his position and responsibilities and subject to such terms as shall be established by the Committee.
     (d) LRPIP. During the Employment Period, Executive will be eligible to participate in annual grants under LRPIP at a level commensurate with his position and responsibilities and subject to such terms as shall be established by the Committee.
     (e) MIP. During the Employment Period, Executive will be eligible to participate in annual awards under MIP at a level commensurate with his position and responsibilities and subject to such terms as shall be established by the Committee.
     (f) Qualified Plans; Other Deferred Compensation Plans. Executive shall be entitled during the Employment Period to participate in the Company’s tax-qualified retirement and profit-sharing plans maintained for the benefit of Company employees, in SERP (Category B or Category C benefits, whichever are greater), and in the ESP, in each case in accordance with the terms of the applicable plan (including, for the avoidance of doubt and without limitation, the amendment and termination provisions thereof); provided, that, subject to the foregoing, Executive’s accrued benefit under SERP shall at all times be fully vested, based on his actual years of service; and further provided, that, if more favorable to Executive, Executive’s benefit upon retirement under SERP Part B shall be determined not under Section 5.3 of SERP but by determining Executive’s “tentative life annuity” under Section 5.2 of SERP commencing on the date of Executive’s retirement rather than at age 65 (with Average Compensation, Years of Service, and each of the offsets in subsections (c) through (f) of said Section 5.2 also determined as of the date of Executive’s retirement rather than at age 65) and computing the present value of such tentative life annuity using as an interest assumption for purposes of Section 7.2(c)(i) of SERP the average of the Interest Rates for the calendar year in which Executive retires and the two preceding calendar years; and further provided, that Executive shall not be entitled to matching credits under ESP.
     (g) Policies and Fringe Benefits. Executive shall be subject to Company policies applicable to its executives generally and shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).
     (h) Other. The Company is entitled to terminate Executive’s employment notwithstanding the fact that Executive may lose entitlement to benefits under the arrangements described above. Upon termination of his employment, Executive shall have no claim against the Company for loss arising out of ineligibility to exercise any stock options granted to him or otherwise in relation to any of the stock options or other stock-based awards granted to Executive, and the rights of Executive shall be determined solely by the rules of the relevant award document and plan.
     4. TERMINATION OF EMPLOYMENT; IN GENERAL.
     (a) The Company shall have the right to end Executive’s employment at any time and for any reason, with or without Cause.
     (b) Executive’s employment shall terminate upon written notice by the Company to Executive (or, if earlier, to the extent consistent with the requirements of Section 409A, upon the expiration of the twenty-nine (29)-month period commencing upon Executive’s absence from work) if, by reason of Disability, Executive is unable to perform his duties for at least six continuous months. Any termination pursuant to this Section 4(b) shall be treated for purposes of Section 5 and the definition of “Change of Control Termination” at subsection (f) of Exhibit A as a termination by reason of Disability.
     (c) Whenever his employment shall terminate, Executive shall resign all offices or other positions he shall hold with the Company and any affiliated corporations. For the avoidance of doubt, the Employment Period shall terminate upon termination of Executive’s employment for any reason.
     5. BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT.
     (a) Certain Terminations Prior to the End Date. If the Employment Period shall have terminated prior to the End Date by reason of (I) death or Disability of Executive, (II) termination by the Company for any reason other than Cause or (III) a Constructive Termination, then all compensation and benefits for Executive shall be as follows:

     (i) For a period of twenty-four (24) months after the Date of Termination (the “termination period”), the Company will pay to Executive or his legal representative, without reduction for compensation earned from other employment or self employment, continued Base Salary at the rate in effect at termination of employment in accordance with its regular payroll practices for executive employees of the Company (but not less frequently than monthly); provided, that if Executive is a Specified Employee at the relevant time, the Base Salary that would otherwise be payable during the six-month period beginning on the Date of Termination shall instead be accumulated and paid, without interest, in a lump sum on the date that is six (6) months and one day after such date (or, if earlier, the date of Executive’s death); and further provided, that if Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under this clause shall be paid at a rate equal to the excess of (a) the rate of Base Salary in effect at termination of employment, over (b) the long-term disability compensation benefits for which Executive is approved under such plan.
     (ii) If Executive elects so-called “COBRA” continuation of group health plan coverage provided pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, there shall be added to the amounts otherwise payable under Section 5(a)(i) above, during the continuation of such coverage, an amount (grossed up for federal and state income taxes) equal to the participant cost of such coverage, except to the extent that Executive shall obtain no less favorable coverage from another employer or from self-employment in which case such additional payments shall cease immediately.
     (iii) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, (A) any unpaid amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive’s termination of employment, plus (B) any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination. These amounts will be paid at the same time as other awards for such prior year or cycle are paid.
     (iv) For any MIP performance period in which Executive participates that begins before and ends after the Date of Termination, and at the same time as other MIP awards for such performance period are paid, but in no event later than by the 15th day of the third month following the close of the fiscal year to which such MIP award relates, the Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the MIP award, if any, that Executive would have earned and been paid had he continued in office through the end of such fiscal year, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such fiscal year prior to termination, and the denominator of which is seven hundred and thirty (730); provided, however, that if the Employment Period shall have terminated by reason of Executive’s death or Disability, this clause (iv) shall not apply and Executive instead shall be entitled to the MIP benefit described in Section 5(a)(viii) below; and further provided, that if Executive is a Specified Employee at the relevant time, the amounts described in this clause (iv) shall be paid not sooner than six (6) months and one day after termination.
     (v) For each LRPIP cycle in which Executive participates that begins before and ends after the Date of Termination, and at the same time as other LRPIP awards for such cycle are paid, but in no event later than by the 15th day of the third month following the close of the last of the Company’s fiscal years in such cycle, the Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the LRPIP award, if any, that Executive would have earned and been paid had he continued in office through the end of such cycle, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is the number of full months in such cycle completed prior to termination of employment and the denominator of which is the number of full months in such cycle; provided, that if Executive is a Specified Employee at the relevant time, the amounts described in this clause (v) shall be paid not sooner than six (6) months and one day after termination.
     (vi) In addition, Executive or his legal representative shall be entitled to the Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) and Section 3(c) (New Stock Awards), in each case in accordance with and subject to the terms of the applicable arrangement, and to payment of his vested benefits, if any, under the plans described in Section 3(f) (Qualified Plans; Other Deferred Compensation Plans) and any vested benefits under the Company’s frozen GDCP.
     (vii) If termination occurs by reason of Disability, Executive shall also be entitled to such compensation, if any, as is payable pursuant to the Company’s long-term disability plan. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under Section 5(a)(i) above, and if the sum of such payments (the “combined salary/disability benefit”) exceeds the payment for such period to which Executive is entitled under Section 5(a)(i) above (determined without regard to the proviso set forth therein), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive’s combined salary/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.
     (viii) If termination occurs by reason of death or Disability, Executive shall also be entitled to an amount equal to Executive’s MIP Target Award for the year of termination, without proration. This amount will be paid at the same time as other MIP awards for such performance period are paid.
     (ix) Except as expressly set forth above or as required by law, Executive shall not be entitled to continue participation during the termination period in any employee benefit or fringe benefit plans, except for continuation of any automobile allowance which shall be added to the amounts otherwise payable under Section 5(a)(i) above during the continuation of such coverage but not beyond the end of the termination period.
     (b) Termination on the End Date. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive’s employment with the Company shall terminate on the End Date. Except as otherwise hereafter expressly agreed by Executive and the Company, termination of Executive’s employment on or after the End Date shall not entitle Executive or any other person to any continued compensation or any benefits under this Agreement except for any Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) or Section 3(c) (New Stock Awards) and to any vested benefits under the plans described in Section 3(f) (Qualified Plans; Other Deferred Compensation Plans), and any vested benefits under the Company’s frozen GDCP, to which Executive or his legal representative may then be entitled, in each case in accordance with and subject to the terms of the applicable arrangement. For the avoidance of doubt, Section 8 shall continue to apply following a termination of employment described in this Section 5(b).
     6. OTHER TERMINATION.
     (a) Voluntary termination of employment. If Executive terminates his employment voluntarily, Executive or his legal representative shall be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) to any Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) or Section 3(c) (New Stock Awards) and to any vested benefits under the plans described in Section 3(f) (Qualified Plans; Other Deferred Compensation Plans) and any vested benefits under the Company’s frozen GDCP. In addition, the Company will pay to Executive or his legal representative any unpaid amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive’s termination of employment, plus any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination, in each case at the same time as other awards for such prior year or cycle are paid. No other benefits shall be paid under this Agreement upon a voluntary termination of employment.
     (b) Termination for Cause. If the Company should end Executive’s employment for Cause all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (x) such vested amounts as are credited to Executive’s account (but not received) under the ESP and the frozen GDCP in accordance with the terms of those programs; (y) any vested benefits to which Executive is entitled under the Company’s tax-qualified plans; and (z) Stock Incentive Plan benefits, if any, to which Executive may be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) under Sections 3(b) (Existing Awards) and 3(c) (New Stock Awards).
     7. BENEFITS UPON CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of a Change of Control, the determination and payment of any benefits payable thereafter with respect to Executive shall be governed exclusively by the provisions of Exhibit C; provided, for the avoidance of doubt, that the provisions of Section 11 of this Agreement shall also apply to the determination and payment of any payments or benefits pursuant to Exhibit C.

     8. AGREEMENT NOT TO SOLICIT OR COMPETE
     (a) During the Employment Period and for a period of twenty-four (24) months thereafter (the “Nonsolicitation Period”), Executive shall not, and shall not direct any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor) (i) hire, offer to hire, attempt to hire or assist in the hiring of, any protected person as an employee, director, consultant, advisor or other service provider, (ii) recommend any protected person for employment or other engagement with any person or entity other than the Company and its Subsidiaries, (iii) solicit for employment or other engagement any protected person, or seek to persuade, induce or encourage any protected person to discontinue employment or engagement with the Company or its Subsidiaries, or recommend to any protected person any employment or engagement other than with the Company or its Subsidiaries, (iv) accept services of any sort (whether for compensation or otherwise) from any protected person, or (v) participate with any other person or entity in any of the foregoing activities. Any individual or entity to which Executive provides services (as an employee, director, consultant, advisor or otherwise) or in which Executive is a shareholder, member, partner, joint venturer or investor, excluding interests in the common stock of any publicly traded corporation of one percent (1%) or less), and any individual or entity that is affiliated with any such individual or entity, shall, for purposes of the preceding sentence, be irrebuttably presumed to have acted at the direction of Executive with respect to any “protected person” who worked with Executive at any time during the six (6) months prior to termination of the Employment Period. A “protected person” is a person who at the time of termination of the Employment Period, or within six (6) months prior thereto, is or was employed by the Company or any of its Subsidiaries either in a position of Assistant Vice President or higher, or in a salaried position in any merchandising group. As to (I) each “protected person” to whom the foregoing applies, (II) each subcategory of “protected person,” as defined above, (III) each limitation on (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (IV) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.
     (b) During the course of his employment, Executive will have learned vital trade secrets of the Company and its Subsidiaries and will have access to confidential and proprietary information and business plans of the Company and its Subsidiaries. Therefore, during the Employment Period and for a period of twenty-four (24) months thereafter (the “Noncompetition Period”), Executive will not, directly or indirectly, be a shareholder, member, partner, joint venturer or investor (disregarding in this connection passive ownership for investment purposes of common stock representing one percent (1%) or less of the voting power or value of any publicly traded corporation) in, serve as a director or manager of, be engaged in any employment, consulting, or fees-for-services relationship or arrangement with, or advise with respect to the organization or conduct of, or any investment in, any “competitive business” as hereinafter defined or any Person that engages in any “competitive business” as hereinafter defined, nor shall Executive undertake any planning to engage in any such activities. The term “competitive business” (i) shall mean any business (however organized or conducted) that competes with a business in which the Company or any of its Subsidiaries was engaged, or in which the Company or any Subsidiary was planning to engage, at any time during the 12-month period immediately preceding the date on which the Employment Period ends, and (ii) shall conclusively be presumed to include, but shall not be limited to, (A) any business specified on Exhibit D to this Agreement, and (B) any other off-price, promotional, or warehouse-club-type retail business, however organized or conducted, that sells apparel, footwear, home fashions, home furnishings, jewelry, accessories, or any other category of merchandise sold by the Company or any of its Subsidiaries at the termination of the Employment Period. For purposes of this subsection (b), a “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or its Subsidiaries, and reference to any Person (the “first Person”) shall be deemed to include any other Person that controls, is controlled by or is under common control with the first Person. If, at any time, pursuant to action of any court, administrative, arbitral or governmental body or other tribunal, the operation of any part of this subsection shall be determined to be unlawful or otherwise unenforceable, then the coverage of this subsection shall be deemed to be reformed and restricted as to substantive reach, duration, geographic scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable to the greatest extent possible in the particular jurisdiction in which such determination is made.
     (c) Executive shall never use or disclose any confidential or proprietary information of the Company or its Subsidiaries other than as required by applicable law or during the Employment Period for the proper performance of Executive’s duties and responsibilities to the Company and its Subsidiaries. This restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. All documents, records and files, in any media, relating to the business, present or otherwise, of the Company and its Subsidiaries and any copies (“Documents”), whether or not prepared by Executive, are the exclusive property of the Company and its Subsidiaries. Executive must diligently safeguard all Documents, and must surrender to the Company at such time or times as the Company may specify all Documents then in Executive’s possession or control. In addition, upon termination of employment for any reason other than the death of Executive, Executive shall immediately return all Documents, and shall execute a certificate representing and warranting that he has returned all such Documents in Executive’s possession or under his control.
     (d) If, during the Employment Period or at any time following termination of the Employment Period, regardless of the reason for such termination, Executive breaches any provision of this Section 8, the Company’s obligation, if any, to pay benefits under Section 5 hereof, including without limitation any SERP benefits, shall forthwith cease and Executive shall immediately forfeit and disgorge to the Company, with interest at the prime rate in effect at Bank of America, or its successor, all of the following: (i) any benefits theretofore paid to Executive under Section 5, including without limitation any SERP benefits; (ii) any unexercised stock options and stock appreciation rights held by Executive; (iii) if any other stock-based award vested in connection with termination of the Employment Period, whether occurring prior to, simultaneously with, or following such breach, or subsequent to such breach and prior to termination of the Employment Period, the value of such stock-based award at time of vesting plus any additional gain realized on a subsequent sale or disposition of the award or the underlying stock; and (iv) in respect of each stock option or stock appreciation right exercised by Executive within six (6) months prior to any such breach or subsequent thereto and prior to the forfeiture and disgorgement required by this Section 8(d), the excess over the exercise price (or base value, in the case of a stock appreciation right) of the greater of (A) the fair market value at time of exercise of the shares of stock subject to the award, or (B) the number of shares of stock subject to such award multiplied by the per-share proceeds of any sale of such stock by Executive.
     (e) Executive shall notify the Company immediately upon securing employment or becoming self-employed at any time within the Noncompetition Period or the Nonsolicitation Period, and shall provide to the Company such details concerning such employment or self-employment as it may reasonably request in order to ensure compliance with the terms hereof.
     (f) Executive hereby advises the Company that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section 8, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, confidential information and other legitimate business interests of the Company and its Subsidiaries, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by them. Executive agrees that Executive will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. Executive also acknowledges and agrees that, were Executive to breach any of the provisions of this Section 8, the harm to the Company and its Subsidiaries would be irreparable. Executive therefore agrees that, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with enforcing its rights hereunder. Executive further agrees that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, Executive agrees that the Noncompetition Period and the Nonsolicitation Period shall be tolled, and shall not run, during any period of time in which Executive is in violation of any of the terms of this Section 8, in order that the Company shall have the agreed-upon temporal protection recited herein.
     (g) Executive agrees that if any of the restrictions in this Section 8 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective. Executive further agrees that the restrictions contained in each subsection of this Section 8 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

     (h) Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company and its Subsidiaries, and any successor or permitted assign to whose employ Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer. Executive further agrees that no changes in the nature or scope of his employment with the Company will operate to extinguish the terms and conditions set forth in Section 8, or otherwise require the parties to re-sign this Agreement.
     (i) The provisions of this Section 8 shall survive the termination of the Employment Period and the termination of this Agreement, regardless of the reason or reasons therefor, and shall be binding on Executive regardless of any breach by the Company of any other provision of this Agreement.
     9. ASSIGNMENT. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that stock issuable, awards and payments payable to him after his death shall be made to his estate except as otherwise provided by the applicable plan or award documentation, if any.
     10. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at his address as set forth in the records of the Company or at such other address as Executive may hereafter designate by notice to the Company.
     11. WITHHOLDING; CERTAIN TAX MATTERS. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) to the extent any payment hereunder that is payable by reason of termination of Executive’s employment constitutes “nonqualified deferred compensation” subject to Section 409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead (unless at the relevant time Executive is no longer a Specified Employee) be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one day after Executive’s termination (or, if earlier, the date of Executive’s death). Executive acknowledges that he has reviewed the provisions of this Agreement with his advisors and agrees that except for the gross-up entitlement described in Section 5(a)(ii) of this Agreement, the Company shall not be liable to make Executive whole for any taxes that may become due or payable by reason of this Agreement or any payment, benefit or entitlement hereunder.
     12. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

     13. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Rules Governing Resolutions of Employment Disputes of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.
     14. TERMINATION OF EMPLOYMENT AND SEPARATION FROM SERVICE. All references in the Agreement to termination of employment, a termination of the Employment Period, or separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require a Separation from Service, and the Date of Termination in any such case shall be construed to mean the date of the Separation from Service.
     15. ENTIRE AGREEMENT. This Agreement, including Exhibits, represents the entire agreement between the parties relating to the terms of Executive’s employment by the Company and supersedes all prior written or oral agreements, including, without limitation, the Prior Agreement, between them.

/s/ Jerome R. Rossi
Executive

THE TJX COMPANIES, INC.
By:	/s/ Carol Meyrowitz

EXHIBIT A
Certain Definitions
     (a) “Base Salary” means, for any period, the amount described in Section 3(a).
     (b) “Board” means the Board of Directors of the Company.
     (c) “Cause” means dishonesty by Executive in the performance of his duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for thirty (30) days after the Company gives written notice to Executive requesting the cessation of such conflict.
     In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company’s directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of “Cause” above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the Company’s directors that Executive was not guilty of the conduct described in the definition of “Cause” effected in accordance with the foregoing procedures (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) ninety (90) days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clause (B) or (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company’s principal commercial bank. The Company shall exercise its discretion under this paragraph consistent with the requirements of Section 409A or the requirements for exemption from Section 409A.
     (d) “Change in Control Event” means a “change in control event” (as that term is defined in section 1.409A-3(i)(5) of the Treasury Regulations under Section 409A) with respect to the Company.”
     (e) “Change of Control” has the meaning given it in Exhibit B.

     (f) “Change of Control Termination” means the termination of Executive’s employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death or Disability.
     For purposes of this definition, termination for “good reason” shall mean the voluntary termination by Executive of his employment within one hundred and twenty (120) days after the occurrence without Executive’s express written consent of any one of the events described below, provided, that Executive gives notice to the Company within sixty (60) days of the first occurrence of any such event or condition, requesting that the pertinent event or condition described therein be remedied, and the situation remains unremedied upon expiration of the thirty (30)-day period commencing upon receipt by the Company of such notice:
(I)	the assignment to him of any duties inconsistent with his positions, duties, responsibilities, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive’s employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities; or

(II)	if Executive’s rate of Base Salary for any fiscal year is less than 100% of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control or if Executive’s total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100% of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

(III)	the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

(IV)	any purported termination of Executive’s employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (c) above; or

(V)	any relocation of Executive of more than forty (40) miles from the place where Executive was located at the time of the Change of Control; or

(VI)	any other breach by the Company of any provision of this Agreement; or

(VII)	the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30% of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B).
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Committee” means the Executive Compensation Committee of the Board.
     (i) “Constructive Termination” means a termination of employment by Executive occurring within one hundred twenty (120) days of a requirement by the Company that Executive relocate, without his prior written consent, more than forty (40) miles from the current corporate headquarters of the Company, but only if (i) Executive shall have given to the Company notice of intent to terminate within sixty (60) days following notice to Executive of such required relocation and (ii) the Company shall have failed, within thirty (30) days thereafter, to withdraw its notice requiring Executive to relocate. For purposes of the preceding sentence, the one hundred twenty (120) day period shall commence upon the end of the thirty (30)-day cure period, if the Company fails to cure within such period.
     (j) “Date of Termination” means the date on which Executive’s employment terminates.
     (k) “Disabled”/“Disability” means a medically determinable physical or mental impairment that (i) can be expected either to result in death or to last for a continuous period of not less than six months and (ii) causes Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment to the reasonable satisfaction of the Committee.
     (l) “End Date” has the meaning set forth in Section 1 of the Agreement.
     (m) “ESP” means the Company’s Executive Savings Plan.
     (n) “GDCP” means the Company’s General Deferred Compensation Plan.
     (o) “LRPIP” has the meaning set forth in Section 3(b) of the Agreement.
     (p) “MIP” has the meaning set forth in Section 3(b) of the Agreement.
     (q) “Section 409A” means Section 409A of the Code.
     (r) “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Agreement.
     (s) “SERP” means the Company’s Supplemental Executive Retirement Plan.
     (t) “Specified Employee” shall mean an individual determined by the Committee or its delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Agreement.
     (u) “Standstill Period” means the period commencing on the date of a Change of Control and continuing until the close of business on the earlier of the day immediately preceding the End Date or the last business day of the 24th calendar month following such Change of Control.
     (v) “Stock” means the common stock, $1.00 par value, of the Company.
     (w) “Stock Incentive Plan” has the meaning set forth in Section 3(b) of the Agreement.
     (x) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

EXHIBIT B
Definition of “Change of Control”
     “Change of Control” shall mean the occurrence of any one of the following events:
     (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term “Person” hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or
     (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company’s Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Company’s Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or
     (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company’s Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Company’s Board of Directors; or
     (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as

B-1

ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), a Change of Control shall not be deemed to have taken place unless and until the acquisition, merger, or consolidation contemplated by such agreement is consummated (but immediately prior to the consummation of such acquisition, merger, or consolidation, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).
     In addition, for purposes of this Exhibit B the following terms have the meanings set forth below:
     “Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.
     A Person shall be deemed to be the “owner” of any Common Stock:
     (i) of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or
     (ii) of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or
     (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
     “Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.
     An “Executive Related Party” shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, the Company).

B-2

EXHIBIT C
Change of Control Benefits
     C.1. Benefits Upon a Change of Control Termination.
     (a) The Company shall pay to Executive following a Change of Control Termination:
     (i) (A) as hereinafter provided, an amount equal to two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher, plus (B) within thirty (30) days following the Change of Control Termination, the accrued and unpaid portion of his Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under (A) shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under (A) is measured. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under the first sentence of this subsection (a), and if the sum of such payments (the “combined Change of Control/disability benefit”) exceeds the payment for such period to which Executive is entitled under the first sentence of this subsection (a) (determined without regard to the second sentence of this subsection (a)), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive’s combined Change of Control/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.
     (ii) as hereinafter provided, and in lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B or Category C participant (determined after taking into account Section 3(f) of the Agreement), whichever is greater, applying the following rules and assumptions:
     (A) the monthly benefit under SERP determined using the foregoing criteria shall be multiplied by 12 to determine an annual benefit; and
     (B) the present value of such annual benefit shall be determined by multiplying the result in (A) by the appropriate actuarial factor, using the most recently published interest and mortality rates published by the Pension Benefit Guaranty Corporation which are effective for plan terminations occurring on the Date of Termination, using Executive’s age to the nearest year determined as of that date. If, as of the Date of Termination, the Executive has previously satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be that based on the most recently published “PBGC Actuarial Value of $1.00 Per Year Deferred to Age 60 and Payable for Life Thereafter — Healthy Lives,” except that if the Executive’s age to the nearest year is more than 60, then such higher age shall be substituted for 60. If, as of the Date of Termination, the Executive has not satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be based on the most recently published “PBGC Actuarial Value of $1.00 Per Year Deferred To Age 65 And Payable For Life Thereafter — Healthy Lives.”
     (C) the benefit determined under (B) above shall be reduced by the value of any portion of Executive’s SERP benefit already paid or provided to him in cash or through the transfer of an annuity contract.
If the Change of Control Termination occurs in connection with a Change of Control that is also a Change in Control Event, the amounts described in clause (i)(A) and clause (ii) of this Section C.1.(a) shall be paid in a lump sum on the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), unless the Executive is not a Specified Employee on the relevant date, in which case the amount described in this subsection (a) shall instead be paid thirty (30) days following the date of the Change of Control Termination. If the Change of Control Termination occurs in connection with a Change of Control that is not a Change in Control Event, the amounts described in clause (i) and clause (ii) of this Section C.1(a) shall be paid, except as otherwise required by Section 11 of the Agreement, in the same manner as they would have been paid in the case of a termination by the Company other than for Cause under Section 5(a), and in lieu of the MIP and LRPIP benefits described in Section C.2, Executive shall be entitled to the MIP and LRPIP benefits, if any, described in Section 5(a)(iv) and Section 5(a)(v) of the Agreement, payable in accordance with such Sections.
     (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance and medical insurance plans and programs in which Executive was entitled to participate immediately prior to the Change of Control, provided, that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company’s obligations hereunder with respect to life or medical coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.
     (c) On the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), the Company shall pay to Executive or his estate, in lieu of any automobile allowance, the present value of the automobile allowance (at the rate in effect prior to the Change of Control) it would have paid for the two years following the Change of Control Termination (or until the earlier date of Executive’s death, if Executive dies prior to the date of the payment under this Section C.1(c)); provided, that if the Change of Control is not a Change of Control Event, such amount shall instead be paid in the same manner as Executive’s automobile allowance would have been paid in the case of a termination by the Company other than for Cause under Section 5(a); and further provided, that if Executive is not a Specified Employee on the relevant date, any lump sum payable under this Section C.1(c) shall instead by paid within thirty (30) days following the Change of Control Termination.
     C.2. Incentive Benefits Upon a Change of Control. Within thirty (30) days following a Change of Control that is also a Change in Control Event, whether or not Executive’s employment has terminated or been terminated, the Company shall pay to Executive, in a lump sum, the sum of (i) and (ii), where:
     (i) is the sum of (A) the “Target Award” under MIP or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs, plus (B) an amount equal to such Target Award prorated for the period of active employment during such fiscal year through the Change of Control, plus (C) any unpaid amounts to which Executive is entitled under MIP with respect to any fiscal year completed prior to the Change of Control; and
     (ii) the sum of (A) for Performance Cycles not completed prior to the Change of Control, an amount with respect to each such cycle equal to the maximum Award under LRPIP specified for Executive for such cycle, plus (B) any unpaid amounts owing with respect to LRPIP cycles completed prior to the Change of Control.
If the Change of Control is not also a Change in Control Event, for the avoidance of doubt, Executive shall continue to participate in MIP and LRPIP (or such other incentive plans, if any, in which Executive was participating) in accordance with their terms, subject to Section C.1. above, and shall not be entitled to the supplemental or accelerated payments described in Section C.2.(i) and Section C.2.(ii) above.
     C.3. Payment Adjustment. Payments under Section C.1. and Section C.2. of this Exhibit shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”); provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the excise tax under Section 4999 of the Code) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under Section C.1. or Section C.2. of this Exhibit, or by an adjustment to the vesting of any equity-based awards that would otherwise vest on an accelerated basis in connection with the Change of Control, amounts payable under Section C.1. and Section C.2. of this Exhibit shall be reduced and the vesting of equity-based awards shall be adjusted to the extent, and only to the extent, necessary to maximize Executive’s total after-tax payments. Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against any benefits payable under Section C.1(a)(i) of this Exhibit, then against any benefits payable under Section C.2. of this Exhibit, then against the vesting of any performance-based restricted stock awards that would otherwise have vested in connection with the Change of Control, then against the vesting of any other equity-based awards, if any, that would otherwise have vested in connection with the Change of Control, and finally against all other payments, if any. The determination as to whether Executive’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Section C.3. shall be made at the Company’s expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the “accounting firm”). In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
     C.4. Other Benefits. In addition to the amounts described in Sections C.1. and C.2., Executive or his legal representative shall be entitled to his Stock Incentive Plan benefits, if any, under Section 3(b) (Existing Awards) and Section 3(c) (New Stock Awards), and to the payment of his vested benefits under the plans (other than SERP) described in Section 3(f) (Qualified Plans; Other Deferred Compensation Plans) and any vested benefits under the Company’s frozen GDCP.
     C.5. Noncompetition; No Mitigation of Damages; etc.
     (a) Noncompetition. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment agreement or other agreement, shall no longer be effective.
     (b) No Duty to Mitigate Damages. Executive’s benefits under this Exhibit C shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.
     (c) Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at Bank of America, or its successor, until paid in full. All payments and reimbursements under this Section shall be made consistent with the applicable requirements of Section 409A.
     (d) Notice of Termination. During a Standstill Period, Executive’s employment may be terminated by the Company only upon thirty (30) days’ written notice to Executive.

EXHIBIT D
Competitive Businesses
The following businesses (together with any subsidiaries and affiliates) are the specified businesses referred to in Section 8(b)(ii)(A) of the Agreement:
[*****]

[*****]	INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
D-1